October 21, 2014	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$0.83 Per Diluted Common Share

Preliminary Financial Results for the Third Quarter and First Nine Months of 2014:

•
Total Loans:  Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $367.7 million, or 17.5%, from December 31, 2013 to September 30, 2014, primarily in the areas of commercial real estate loans, consumer loans, construction loans, commercial business loans and other residential loans. Net decreases in the loan portfolios acquired in 2009, 2011 and 2012 totaled $40.7 million in the nine months ended September 30, 2014.  The net carrying value of the loans acquired in the June 2014 Valley Bank transaction was $152.5 million at September 30, 2014, down from $159.7 million at June 30, 2014.

•
Net Interest Income: Net interest income for the third quarter of 2014 increased $5.6 million to $44.1 million compared to $38.5 million for the third quarter of 2013. Net interest margin was 4.91% for the quarter ended September 30, 2014, compared to 4.64% for the third quarter in 2013 and 4.69% for the quarter ended June 30, 2014.  These changes were primarily the result of increases in average loan balances and reductions in interest expense due to the repayment of high-rate borrowings at the end of the second quarter of 2014.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 98 basis points for the quarter ended September 30, 2014, 101 basis points for the quarter ended September 30, 2013, and 107 basis points for the quarter ended June 30, 2014.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement and are accounted for and analyzed as loan pools rather than individual loans, totaled $68.2 million at September 30, 2014, a decrease of $21.1 million from $89.3 million at December 31, 2013 and a decrease of $4.1 million from $72.3 million at June 30, 2014.  Non-performing assets were $47.1 million, or 1.21% of total assets, at September 30, 2014, compared to $62.3 million, or 1.75% of total assets at December 31, 2013.  Net charge-offs were $946,000 for the three months ended September 30, 2014, compared to $1.6 million for the three months ended June 30, 2014 and $3.4 million for the three months ended September 30, 2013.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of September 30, 2014, the Company’s Tier 1 leverage ratio was 10.8%, Tier 1 risk-based capital ratio was 13.8%, and total risk-based capital ratio was 15.1%.

•
Significant Unusual Income and Expense Items:  There were several other significant unusual income and expense items recorded during the three months ended September 30, 2014.  Investment securities were sold at a gain of $321,000, which included $175,000 of gain on the sale of securities acquired in the Valley transaction.  A reversal of the impairment of the indemnification asset for Vantus Bank totaling $350,000 was recorded.  A portion of the original $503,000 impairment recorded in the quarter ended June 30, 2014 is expected to be collected from the FDIC.  This reversal is included in non-interest income under “accretion (amortization) of income related to business acquisitions.”  Gains on loan sales increased substantially in the quarter.  Approximately $500,000 of this income in the third quarter was related to Valley Bank production that is not expected to recur in future periods.  Non-interest expense included approximately $600,000 in legal expenses that were incurred in resolution of a few significant problem credits.  We do not currently anticipate such level of legal costs in future periods.  Approximately $500,000 in compensation and incentive expense was included in this quarter which is expected to not recur in future periods upon the completion of the Valley Bank systems and back-office integration.  Approximately $450,000 of data processing charges were incurred related to the systems conversion which are not recurring items.  Approximately $300,000 in various expenses related to checks, supplies, postage, travel and meals, etc. in connection with the Valley transaction, which are not expected to recur, were incurred in the quarter.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2014, were $0.83 per diluted common share ($11.4 million available to common shareholders) compared to $0.61 per diluted common share ($8.3 million available to common shareholders) for the three months ended September 30, 2013.

Preliminary earnings for the nine months ended September 30, 2014, were $2.25 per diluted common share ($31.0 million available to common shareholders) compared to $1.80 per diluted common share ($24.6 million available to common shareholders) for the nine months ended September 30, 2013.

For the quarter ended September 30, 2014, annualized return on average common equity was 13.29%, annualized return on average assets was 1.18%, and net interest margin was 4.91%, compared to 10.56%, 0.92% and 4.64%, respectively, for the quarter ended September 30, 2013.  For the nine months ended September 30, 2014, annualized return on average common equity was 12.35%; annualized return on average assets was 1.11%; and net interest margin was 4.75% compared to 10.44%, 0.87% and 4.60%, respectively, for the nine months ended September 30, 2013.

President and CEO Joseph W. Turner commented, “Our third quarter earnings were $0.83 per diluted common share, a significant increase from the $0.61 per diluted common share we earned in the third quarter of 2013. The Company has experienced strong loan growth throughout the franchise and credit quality continued to improve. Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $368 million from December 31, 2013, to September 30, 2014, in several loan categories. Non-performing assets and potential problem loans, excluding covered loans and loans acquired in the FDIC-assisted transaction with Valley Bank, decreased $21 million since the end of 2013, and decreased $4 million since the end of the second quarter of 2014.

“Excluding additional yield accretion related to acquired FDIC-assisted transaction loan pools in 2009, 2011 and 2012, our core net interest margin for the third quarter 2014 increased 30 basis points (to 3.93%) compared to both the third quarter of 2013 and second quarter of 2014.  The increase in the core net interest margin was primarily due to the growth in loans, the impact of Valley Bank operations, and a decrease in interest expense related to the repayment of certain FHLB advances and other borrowings in the second quarter of 2014.”

Turner added, “The FDIC-assisted acquisition of Valley Bank announced in June 2014 has gone well, with excellent customer retention. The final step of converting former Valley Bank customer accounts to Great Southern systems will occur at the close of business on October 24, 2014. After this date, all Great Southern and former Valley Bank customers can conduct business at any of our 108 banking centers or through various online channels.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net interest income	$44,106	$38,464	$122,043	$119,098
Provision for loan losses	945	2,677	4,099	14,573
Non-interest income	1,778	929	13,332	6,179
Non-interest expense	29,398	26,156	89,689	78,790
Provision for income taxes	3,951	2,121	10,125	6,858
Net income	$11,590	$8,439	$31,462	$25,056

Net income available to common shareholders	$11,445	$8,294	$31,027	$24,621
Earnings per diluted common share	$0.83	$0.61	$2.25	$1.80

Net interest income for the third quarter of 2014 increased $5.6 million to $44.1 million compared to $38.5 million for the third quarter of 2013.  Net interest margin was 4.91% in the third quarter of 2014, compared to 4.64% in the same period of 2013, an increase of 27 basis points.  Net interest margin was 4.75% in the nine months ended September 30, 2014, compared to 4.60% in the same period of 2013, an increase of 15 basis points.  For the three months ended September 30, 2014, the net interest margin increased 22 basis points compared to the net interest margin of 4.69% in the three months ended June 30, 2014.  The average interest rate spread was 4.83% and 4.65% for the three and nine months ended September 30, 2014, compared to 4.53% and 4.51% for the three and nine months ended September 30, 2013.  For the three months ended September 30, 2014, the average interest rate spread increased 25 basis points compared to the average interest rate spread of 4.58% in the three months ended June 30, 2014.

The Company’s net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The positive impact to net interest income and net interest margin was about the same in the quarter ended September 30, 2014, compared to the quarter ended June 30, 2014.  Additional estimated cash flows, primarily related to the Sun Security Bank and InterBank loan portfolios, were recorded in the quarter ended September 30, 2014.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2014		September 30, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$8,848	98 bps	$8,412	101 bps
Non-interest income	(7,438)		(7,310)
Net impact to pre-tax income	$1,410		$1,102

	Nine Months Ended
	September 30, 2014		September 30, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$25,836	101 bps	$26,508	103 bps
Non-interest income	(21,915)		(22,529)
Net impact to pre-tax income	$3,921		$3,979

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $29.6 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(26.0) million. Of the remaining adjustments, we expect to recognize $7.2 million of interest income and $(6.0) million of non-interest income (expense) during the remainder of 2014.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased 30 basis points when compared to the year-ago quarter, and increased 31 basis points when compared to the second quarter of 2014.  The increase in net interest margin is primarily due to a decrease in interest expense on FHLB advances and short-term borrowings, due to the payoff of FHLB advances and structured repurchase agreements, as discussed in the quarter ended June 30, 2014 Form 10-Q, and an increase in loans.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

 NON-INTEREST INCOME

For the quarter ended September 30, 2014, non-interest income increased $849,000 to $1.8 million when compared to the quarter ended September 30, 2013, primarily as a result of the following items:

•
Service charges and ATM fees:  Service charges and ATM fees increased $439,000 compared to the prior year quarter, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $364,000 compared to the prior year quarter.  $217,000 of this increase was related to the single-family loans acquired in the Valley Bank acquisition and subsequently sold in the secondary market.  The remaining increase was due to an increase in originations of fixed-rate loans in the 2014 period.  Fixed rate loans originated are subsequently sold in the secondary market.

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Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities increased $121,000 compared to the prior year quarter.  This was primarily due to the sale of the mortgage-backed securities and collateralized mortgage obligations acquired in the Valley Bank acquisition in July 2014, which produced a gain of $175,000.  In addition, the Company sold several mortgage-backed securities in August 2014, which produced a gain of $52,000.

Partially offsetting the increase in non-interest income was a decrease in the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $6.5 million for the quarter ended September 30, 2014, compared to $6.3 million for the quarter ended September 30, 2013.  The amortization expense for the quarter ended September 30, 2014, was made up of the following items:  $7.1 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $447,000 of amortization of the clawback liability.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $453,000 and $185,000 of other loss share income items.  Also partially offsetting the expense was income from the reversal of the impairment of the indemnification asset for Vantus Bank of $350,000, due to the fact that that portion of the original impairment will now be collected from the FDIC.

For the nine months ended September 30, 2014, non-interest income increased $7.2 million to $13.3 million when compared to the nine months ended September 30, 2013, primarily as a result of the following items:

•
Initial gain recognized on business acquisition: The Company recognized a preliminary one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

•
Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities increased $722,000 compared to the prior year period.  This was primarily due to the sale of all of the Company’s Small Business Administration securities in June 2014, which produced a gain of $569,000, and the sale of the acquired Valley Bank securities in July 2014 as mentioned above.

Partially offsetting the increase in non-interest income was a decrease in the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $20.1 million for the nine months ended September 30, 2014, compared to $17.9 million for the nine months ended September 30, 2013.  The amortization expense for the nine months ended September 30, 2014, was made up of the following items:  $21.2 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $1.2 million of amortization of the clawback liability and $152,000 of impairment of the indemnification asset for Vantus Bank.  The impairment was recorded because the Company does not expect resolution of certain items related to commercial foreclosed assets prior to the expiration of the non-single-family loss sharing agreement for Vantus Bank.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $1.9 million and $604,000 of other loss share income items.

•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $1.5 million compared to the prior year period.  This was due to a decrease in originations of fixed-rate loans due to higher fixed rates on these loans in the 2014 period which resulted in fewer loans being originated to refinance existing debt.  Fixed rate loans originated are subsequently sold in the secondary market.  The decrease occurred in the first six months of the year and was offset by an increase in gains on sales of single-family loans during the three months ended September 30, 2014, as discussed above.

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Other Income:  Other income decreased $551,000 compared to the prior year period primarily due to unusual income received in the 2013 period which was not repeated in the current year period.  In the 2013 period the Company received a one-time payment from MasterCard of approximately $480,000.

•
Change in interest rate swap fair value:  The Company recorded expense of $(223,000) during the 2014 period due to the decrease in the interest rate swap fair value related to its matched book interest rate derivatives program.  This compares to income of $283,000 recorded during the nine months ended September 30, 2013.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2014, non-interest expense increased $3.2 million to $29.4 million when compared to the quarter ended September 30, 2013, primarily as a result of the following items:

•
Valley Bank acquisition expenses:  The Company incurred approximately $2.3 million of additional non-interest expenses during the quarter related to the FDIC-assisted acquisition of Valley Bank.  Those expenses included approximately $1.0 million of compensation expense, approximately $450,000 of net computer and equipment expense, approximately $279,000 of net occupancy expense, approximately $115,000 of travel, meals and other expenses related to the integration of operations and various other expenses.  As noted earlier, we expect that a portion of these expenses will not recur in future periods.

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Other Operating Expenses:  Other operating expenses increased $275,000, to $2.1 million, in the quarter ended September 30, 2014 compared to the prior year quarter primarily due to an increase in certain costs to originate consumer and mortgage loans of approximately $146,000 and an increase in amortization of intangible assets of $100,000.  The increase in amortization is due to the amortization of the core deposit intangible related to the Valley acquisition.

For the nine months ended September 30, 2014, non-interest expense increased $10.9 million to $89.7 million when compared to the nine months ended September 30, 2013, primarily as a result of the following items:

•
Other Operating Expenses:  Other operating expenses increased $7.9 million, to $13.6 million for the nine months ended September 30, 2014 compared to the prior year period primarily due to $7.4 million in prepayment penalties paid as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity during the three months ended June 30, 2014.

•
Valley Bank acquisition expenses:  The Company incurred approximately $2.9 million of additional non-interest expenses during the nine month period related to the FDIC-assisted acquisition of Valley Bank.  Those expenses included approximately $1.3 million of compensation expense, approximately $450,000 of net computer and equipment expense, approximately $313,000 of net occupancy expense, approximately $156,000 of legal, audit and other professional fees expense, approximately $239,000 of travel, meals and other expenses related to due diligence for the transaction and integration issues and various other expenses.  As noted earlier, we expect that a portion of these expenses will not recur in future periods.

The Company’s efficiency ratio for the quarter ended September 30, 2014, was 64.07% compared to 66.40% for the same quarter in 2013.  The efficiency ratio for the nine months ended September 30, 2014, was 66.25% compared to 62.89% for the same period in 2013.  The improvement in the ratio in the 2014 three month period was primarily due to the increase in net interest income, which is discussed above, partially offset by increases in non-interest expense.  The increase in the ratio in the 2014 nine month period was primarily due to the early repayment of certain borrowings in June 2014 and the increase in non-interest expense related to the June 2014 Valley acquisition, partially offset by increases in non-interest income resulting from the initial gain recognized on the Valley acquisition.  The Company’s ratio of non-interest expense to average assets increased from 2.85% and 2.72% for the three and nine months ended September 30, 2013, respectively, to 2.99% and 3.15% for the three and nine months ended September 30, 2014, respectively.  The increase in the current nine month period ratio was primarily due to the increase in other operating expenses in the 2014 period compared to the 2013 period due to the penalties paid for prepayment of borrowings and other non-interest expenses related to the Valley acquisition.  Average assets for the quarter ended September 30, 2014, increased $261 million, or 7.1%, from the quarter ended September 30, 2013.  The increase was primarily due to the Valley acquisition in June 2014, and organic loan growth, partially offset by decreases in investment securities.  Average assets for the nine months ended September 30, 2014, decreased $67 million, or 1.7%, from the nine months ended September 30, 2013.  The decrease in average assets in the nine month period was primarily due to decreases in investment securities, interest earning deposits at the Federal Reserve Bank and FDIC indemnification assets, offset by increases in loans due to acquisitions and organic loan growth.

INCOME TAXES

In the three months ended March 31, 2014, the Company elected to early-adopt FASB ASU No. 2014-01, which amends FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. This Update impacts the Company’s accounting for investments in flow-through limited liability entities which manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The Company has significant investments in such qualified affordable housing projects that meet the required conditions.  The Company’s adoption of this Update did not materially affect the Company’s financial position or results of operations, except that the investment amortization expense, which previously was included in Other Non-interest Expense in the Consolidated Statements of Income, is now included in Provision for Income Taxes in the Consolidated Statements of Income presented. As a result, there was no change in Net Income for the periods covered in this release.  In addition, there was no cumulative effect adjustment to Retained Earnings.

For the three and nine months ended September 30, 2014, the Company's effective tax rate was 25.4% and 24.4%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 20-25% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.  At this time, the Company expects to utilize a larger amount of tax credits in 2014 than it did in 2013; however, the Company also expects to have a higher level of pretax income in 2014 compared to 2013.

CAPITAL

As of September 30, 2014, total stockholders’ equity was $409.1 million (10.5% of total assets).  As of September 30, 2014, common stockholders’ equity was $351.1 million (9.0% of total assets), equivalent to a book value of $25.62 per common share.  Total stockholders’ equity at December 31, 2013, was $380.7 million (10.7% of total assets). As of December 31, 2013, common stockholders’ equity was $322.8 million (9.1% of total assets), equivalent to a book value of $23.60 per common share.  At September 30, 2014, the Company’s tangible common equity to total assets ratio was 8.8%, compared to 8.9% at December 31, 2013. The tangible common equity to total risk-weighted assets ratio was 11.2% and 12.3% at September 30, 2014, and December 31, 2013, respectively.

As of September 30, 2014, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of September 30, 2014, the Company’s Tier 1 leverage ratio was 10.8%, Tier 1 risk-based capital ratio was 13.8%, and total risk-based capital ratio was 15.1%. On September 30, 2014, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 9.4%, Tier 1 risk-based capital ratio was 12.0%, and total risk-based capital ratio was 13.3%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF) program.  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the third quarter of 2014 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  Based on the Company’s current assessment of these factors and their expected impact on the loan portfolio, management believes that provision expenses and net charge-offs for 2014 will likely continue to be less than those for 2013, or similar to the latter half of 2013.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2014, decreased $1.7 million to $945,000 when compared with the quarter ended September 30, 2013.  The provision for loan losses for the nine months ended September 30, 2014, decreased $10.5 million to $4.1 million when compared with the nine months ended September 30, 2013.  At September 30, 2014, the allowance for loan losses was $38.1 million, a decrease of $2.0 million from December 31, 2013.  Total net charge-offs were $946,000 and $3.4 million for the quarters ended September 30, 2014, and 2013, respectively.  Two relationships made up $438,000 of the net charge-off total for the quarter ended September 30, 2014.  Total net charge-offs were $6.1 million and $15.8 million for the nine months ended September 30, 2014, and 2013, respectively.  The decrease in net charge-offs and provision for loan losses in the three and nine months ended September 30, 2014, were consistent with our expectations, as indicated in previous filings.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.43%, 1.92% and 2.01% at September 30, 2014, December 31, 2013, and September 30, 2013, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at September 30, 2014, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At September 30, 2014, there were no material non-performing assets that were previously covered, and are now not covered, under the TeamBank non-single-family loss sharing agreement.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $30.4 million at September 30, 2014.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Going forward, any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $23.5 million, at September 30, 2014.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at September 30, 2014, were $47.1 million, a decrease of $15.2 million from $62.3 million at December

31, 2013.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 1.21% at September 30, 2014, compared to 1.75% at December 31, 2013.

Compared to December 31, 2013, non-performing loans decreased $7.9 million to $12.0 million at September 30, 2014, and foreclosed assets decreased $7.3 million to $35.1 million at September 30, 2014.  Non-performing one-to four-family residential loans comprised $4.9 million, or 41.1%, of the total $12.0 million of non-performing loans at September 30, 2014, an increase of $1.7 million from June 30, 2014.  Commercial real estate loans comprised $3.0 million, or 24.6%, of total non-performing loans at September 30, 2014, a decrease of $4.1 million from June 30, 2014.  Non-performing construction and land development loans increased $1.1 million in the three months ended September 30, 2014, and were $1.7 million, or 14.2%, of total non-performing loans at September 30, 2014.  Non-performing commercial business loans decreased $409,000 in the three months ended September 30, 2014, and were $1.6 million, or 13.6%, of total non-performing loans at September 30, 2014.

Compared to December 31, 2013, potential problem loans decreased $5.9 million to $21.1 million at September 30, 2014.  Compared to June 30, 2014, potential problem loans increased $521,000, or 2.5%. This increase was due to the addition of $3.0 million of loans to potential problem loans, partially offset by $2.4 million in loans transferred to the non-performing category and $128,000 in payments.

Activity in the non-performing loans category during the quarter ended September 30, 2014, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	304	1,446	—	—	—	(123)	(181)	1,446
Land development	303	—	—	—	(20)	(1)	(16)	266
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,252	2,817	—	(32)	(273)	(401)	(414)	4,949
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	7,029	380	—	—	—	(417)	(4,025)	2,967
Commercial business	2,041	225	—	—	—	(7)	(627)	1,632
Consumer	733	269	—	(8)	(28)	(57)	(128)	781

Total	$13,662	$5,137	$—	$(40)	$(321)	$(1,006)	$(5,391)	$12,041

At September 30, 2014, the non-performing one- to four-family residential category included 59 loans, 24 of which were added during the quarter.  Of the 24 one- to four-family residential loans added during the quarter, 14 of them were to two borrowers, and were transferred from potential problem loans to non-performing loans during the quarter.  The non-performing commercial real estate category included eight loans, four of which were added during the quarter.  The largest relationship in this category, which was added in a previous quarter, totaled $1.9 million, or 64.7%, of the total category, and is collateralized by a theater property in Branson, Mo.  This category had $4.0 million in payments on two relationships during the quarter.  The properties associated with these relationships were sold during the quarter.  The non-performing commercial business category included eight loans, one of which was added during the quarter.  The largest relationship in this category, which was added in 2010, totaled $1.2 million, or 73.8% of the total category, and is collateralized by an assignment of annual assessments generated by a Community Improvement District for the associated real estate.  The non-performing subdivision construction category included five loans, all of which were added during the current quarter.  The largest relationship in this category totaled $943,000, or 65.2% of the total category, and is collateralized by property in the Kansas City, Mo., area.

Activity in the potential problem loans category during the quarter ended September 30, 2014, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	1,197	54	—	(503)	—	—	(13)	735
Land development	5,857	—	—	—	—	—	—	5,857
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,327	76	—	(1,629)	—	—	(15)	1,759
Other residential	1,956	—	—	—	—	—	—	1,956
Commercial real estate	6,907	2,858	—	—	—	—	(89)	9,676
Commercial business	1,048	—	—	(225)	—	—	—	823
Consumer	259	39	—	—	—	(21)	(11)	266

Total	$20,551	$3,027	$—	$(2,357)	$—	$(21)	$(128)	$21,072

At September 30, 2014, the commercial real estate category of potential problem loans included seven loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $4.9 million, or 50.2% of the total category.  The relationship is collateralized by properties located near Branson, Mo. The land development category of potential problem loans included three loans, all of which were added during previous quarters.  The largest relationship in this category totaled $3.8 million, or 65.6% of the total category, and is collateralized by property in the Branson, Mo. area.  The one- to four-family residential category of potential problem loans included 19 loans, one of which was added during the current quarter.  Eleven one-to-four family residential loans were transferred from potential problem loans to non-performing loans during the current quarter, nine of which were to the same borrower.  The other residential category of potential problem loans included one loan which was added in a previous quarter, and is collateralized by properties located in the Branson, Mo., area.  The commercial business category of potential problem loans included five loans, all of which were added in previous quarters.  The largest relationship in this category had a balance of $660,000, or 80.2% of the total category, and is collateralized primarily by automobiles.  The subdivision construction category of potential problem loans included four loans, all of which were added during previous quarters.  The largest relationship in this category had a balance of $250,000, or 34.2% of the total category, and is collateralized by property in southwest Missouri.

Activity in foreclosed assets, excluding $6.7 million in foreclosed assets covered by FDIC loss sharing agreements and $2.0 million in properties which were not acquired through foreclosure, during the quarter ended September 30, 2014, was as follows:

	Beginning Balance, July 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	10,294	—	(516)	—	—	9,778
Land development	17,735	17	—	—	—	17,752
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,706	276	(369)	—	(49)	1,564
Other residential	3,712	—	(190)	55	—	3,577
Commercial real estate	4,062	—	(2,283)	—	—	1,779
Commercial business	59	—	—	—	—	59
Consumer	555	854	(844)	—	—	565

Total	$38,123	$1,147	$(4,202)	$55	$(49)	$35,074

At September 30, 2014, the land development category of foreclosed assets included 33 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 12.9% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 41.7% and 34.3% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 31 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $2.8 million, or 28.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 20.2% and 13.4% is located in Branson, Mo. and Springfield, Mo., respectively. The commercial real estate category of foreclosed assets included seven properties, the largest of which was located in the Branson, Mo., area and had a balance of $691,000, or 38.9% of the total category.  There were $2.3 million in sales of the commercial real estate category of foreclosed assets during the quarter, which included $1.4 million from the sale of a mixed use facility in St. Louis, Mo., $520,000 from the sale of a retail center in the Springfield, Mo., area, and $400,000 from the sale of a former restaurant building in northwest Arkansas.  The other residential category of foreclosed assets included 14 properties, 11 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.1 million, or 58.1% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 80.4% was located in the Branson, Mo., area, including the largest properties previously mentioned.

BUSINESS INITIATIVES

On June 20, 2014, Great Southern Bank entered into a purchase and assumption agreement (with no loss sharing agreement) with the Federal Deposit Insurance Corporation to acquire certain loans and other assets and assume all of the deposits of Valley Bank, a full-service bank headquartered in Moline, Ill., with significant operations in Iowa. The Company expects to convert the Valley Bank operational systems into Great Southern’s systems on October 24, 2014, which will allow all Great Southern and former Valley Bank customers to conduct business at any banking center throughout the Great Southern six-state retail franchise. Upon completion of the operational conversion, back office operations will be consolidated. At the time of the acquisition, Valley Bank operated 13 locations – six locations in the Quad Cities market area and seven in central Iowa, primarily in the Des Moines market area. In September, the Company closed two former Valley Bank locations – one in Moline, Ill., and one in Altoona, Iowa. On October 27, 2014, a new banking center in Ames, Iowa is expected to open for business, replacing the current leased former Valley Banking office. The new Ames location at 402 Lincoln Way will provide much better access and visibility.

Other banking center network initiatives:

•
In September 2014, two banking centers were closed - one in Lamar, Mo., and one in Johnston, Iowa.  Both of these offices were leased and were underutilized.  Customer accounts have been moved to other Great Southern locations.

•
Construction of a full-service banking center in Columbia, Mo., is underway.  The new banking center site is located at 3200 S. Providence Road and is expected to be open late in the first quarter of 2015.

•
The Company recently purchased a 20,000-square-foot former bank office building in Leawood, Johnson County, Kan., a suburb of the Kansas City metropolitan market area. Scheduled to be open for business in mid-2015, the office will house the Kansas City commercial lending group, currently located in nearby Overland Park, Kan., and a retail banking center.  Additional space in the building is leased to tenants unrelated to the Company.

To enhance customer service, the Company is currently implementing “instant issue” technology in its banking center network so that customers can conveniently receive a fully-activated debit card at the time of their visit. Well over half of Great Southern banking centers now have instant issue capabilities. The project is expected to be complete by the end of 2014.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from the Great Southern banking center consolidation might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed Valley Bank FDIC-assisted transaction, might not be realized within the anticipated time frames or at all, the amount of the gain the Company ultimately recognizes from the recently completed Valley Bank FDIC-assisted transaction might be materially different from the preliminary gain recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company’s market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vii) the Company’s ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company’s market areas; (x) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2014, and 2013 and the three months ended June 30, 2014, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2014	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$3,909,425	$3,560,250
Loans receivable, gross	2,962,136	2,482,641
Allowance for loan losses	38,081	40,116
Other real estate owned, net	43,762	53,514
Available-for-sale securities, at fair value	425,156	555,281
Deposits	3,071,170	2,808,626
Total borrowings	394,576	343,795
Total stockholders’ equity	409,050	380,698
Common stockholders’ equity	351,107	322,755
Non-performing assets (excluding FDIC-covered assets)	47,115	62,303

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2014	2013	2014	2013	2014
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$47,607	$43,019	$134,286	$133,856	$44,384
Interest expense	3,501	4,555	12,243	14,758	4,413
Net interest income	44,106	38,464	122,043	119,098	39,971
Provision for loan losses	945	2,677	4,099	14,573	1,462
Non-interest income	1,778	929	13,332	6,179	10,631
Non-interest expense	29,398	26,156	89,689	78,790	34,399
Provision for income taxes	3,951	2,121	10,125	6,858	3,687
Net income	$11,590	$8,439	$31,462	$25,056	$11,054
Net income available to common shareholders	$11,445	$8,294	$31,027	$24,621	$10,909

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2014	2013	2014	2013	2014
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.83	$0.61	$2.25	$1.80	$0.79
Book value	$25.62	$23.15	$25.62	$23.15	$24.96

Earnings Performance Ratios:
Annualized return on average assets	1.18%	0.92%	1.11%	0.87%	1.17%
Annualized return on average common stockholders’ equity	13.29%	10.56%	12.35%	10.44%	13.02%
Net interest margin	4.91%	4.64%	4.75%	4.60%	4.69%
Average interest rate spread	4.83%	4.53%	4.65%	4.51%	4.58%
Efficiency ratio	64.07%	66.40%	66.25%	62.89%	67.98%
Non-interest expense to average total assets	2.99%	2.85%	3.15%	2.72%	3.64%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.43%	2.01%	1.43%	2.01%	1.54%
Non-performing assets to period-end assets	1.21%	1.75%	1.21%	1.75%	1.32%
Non-performing loans to period-end loans	0.40%	0.90%	0.40%	0.90%	0.48%
Annualized net charge-offs to average loans	0.15%	0.70%	0.35%	1.09%	0.29%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2014	December 31, 2013	June 30, 2014
Assets

Cash	$94,682	$96,167	$130,760
Interest-bearing deposits in other financial institutions	126,704	131,758	69,838
Federal funds sold	—	—	22,628
Cash and cash equivalents	221,386	227,925	223,226

Available-for-sale securities	425,156	555,281	569,030
Held-to-maturity securities	450	805	450
Mortgage loans held for sale	30,361	7,239	9,605
Loans receivable (1), net of allowance for loan losses of $38,081 – September 2014; $40,116 - December 2013 and $38,082 – June 2014	2,921,310	2,439,530	2,790,774
FDIC indemnification asset	51,603	72,705	58,352
Interest receivable	11,214	11,408	11,685
Prepaid expenses and other assets	63,334	72,904	68,466
Other real estate owned (2), net	43,762	53,514	46,226
Premises and equipment, net	120,891	104,534	118,649
Goodwill and other intangible assets	7,945	4,583	8,385
Federal Home Loan Bank stock	12,013	9,822	8,054

Total Assets	$3,909,425	$3,560,250	$3,912,902

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,071,170	$2,808,626	$3,201,728
Federal Home Loan Bank advances	190,664	126,757	91,686
Securities sold under reverse repurchase agreements with customers	171,828	134,981	157,683
Structured repurchase agreements	—	50,000	—
Short-term borrowings	1,155	1,128	1,158
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,024	1,099	1,096
Advances from borrowers for taxes and insurance	7,744	3,721	7,026
Accounts payable and accrued expenses	22,258	18,502	16,230
Current and deferred income taxes	3,603	3,809	5,815
Total Liabilities	3,500,375	3,179,552	3,513,351

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2014, December 2013 and June 2014 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2014 – 13,706,950 shares; December 2013 – 13,673,709 shares and June 2014 – 13,684,680 shares	137	137	137
Additional paid-in capital	21,486	19,567	20,093
Retained earnings	322,529	300,589	314,503
Accumulated other comprehensive gain	6,955	2,462	6,875
Total Stockholders’ Equity	409,050	380,698	399,551

Total Liabilities and Stockholders’ Equity	$3,909,425	$3,560,250	$3,912,902

(1)
At September 30, 2014, December 31, 2013, and June 30, 2014, includes loans, net of discounts, totaling $315.1 million, $386.2 million and $332.0 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of September 30, 2014 and June 30, 2014, also includes $30.4 million and $31.3 million, respectively, of non- single-family loans acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement.  In addition, as of September 30, 2014 and June 30, 2014, includes $152.5 million and $159.7 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction, which are not covered by FDIC loss sharing agreements, but were recorded at fair value at the time of the acquisition.

(2)
At September 30, 2014, December 31, 2013, and June 30, 2014, includes foreclosed assets, net of discounts, totaling $6.7 million, $9.0 million and $6.1 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2014	2013	2014	2013	2014
Interest Income
Loans	$44,948	$40,087	$125,669	$122,226	$41,412
Investment securities and other	2,659	2,932	8,617	11,630	2,972
	47,607	43,019	134,286	133,856	44,384
Interest Expense
Deposits	2,884	2,822	8,297	9,611	2,752
Federal Home Loan Bank advances	461	1,005	2,446	2,968	1,010
Short-term borrowings and repurchase agreements	13	587	1,082	1,758	512
Subordinated debentures issued to capital trust	143	141	418	421	139
	3,501	4,555	12,243	14,758	4,413

Net Interest Income	44,106	38,464	122,043	119,098	39,971
Provision for Loan Losses	945	2,677	4,099	14,573	1,462
Net Interest Income After Provision for Loan Losses	43,161	35,787	117,944	104,525	38,509

Noninterest Income
Commissions	284	158	910	836	344
Service charges and ATM fees	5,168	4,729	14,064	13,800	4,728
Net gains on loan sales	1,543	1,179	2,700	4,236	608
Net realized gains on sales and impairments of available-for-sale securities	321	110	963	241	569
Late charges and fees on loans	248	284	827	785	265
Net change in interest rate swap fair value	10	(125)	(223)	283	(130)
Initial gain recognized on business acquisition	—	—	10,805	—	10,805
Accretion (amortization) of income related to business acquisitions	(6,463)	(6,339)	(20,061)	(17,900)	(7,210)
Other income	667	933	3,347	3,898	652
	1,778	929	13,332	6,179	10,631

Noninterest Expense
Salaries and employee benefits	14,884	13,034	41,371	39,334	13,470
Net occupancy expense	6,172	5,216	16,786	15,451	5,210
Postage	935	790	2,572	2,454	844
Insurance	940	1,083	2,820	3,204	953
Advertising	522	433	1,690	1,599	438
Office supplies and printing	393	320	1,050	950	367
Telephone	695	679	2,112	2,169	681
Legal, audit and other professional fees	1,389	1,186	3,230	2,936	908
Expense on foreclosed assets	982	1,068	3,173	3,478	1,342
Partnership tax credit	420	556	1,300	1,552	427
Other operating expenses	2,066	1,791	13,585	5,663	9,759
	29,398	26,156	89,689	78,790	34,399

Income Before Income Taxes	15,541	10,560	41,587	31,914	14,741
Provision for Income Taxes	3,951	2,121	10,125	6,858	3,687
Net Income	11,590	8,439	31,462	25,056	11,054

Preferred Stock Dividends	145	145	435	435	145

Net Income Available to Common Shareholders	$11,445	$8,294	$31,027	$24,621	$10,909

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2014	2013	2014	2013	2014
Earnings Per Common Share
Basic	$0.84	$0.61	$2.27	$1.81	$0.80
Diluted	$0.83	$0.61	$2.25	$1.80	$0.79

Dividends Declared Per Common Share	$0.20	$0.18	$0.60	$0.54	$0.20

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.0 million and $851,000 for the three months ended September 30, 2014, and 2013, respectively.  Fees included in interest income were $2.2 million and $2.5 million for the nine months ended September 30, 2014, and 2013, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2014(1)	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.63%	$550,479	$11,353	8.18%	$461,892	$8,434	7.24%
Other residential	4.57	388,799	5,462	5.57	285,040	5,754	8.01
Commercial real estate	4.46	932,658	12,129	5.16	817,080	12,401	6.02
Construction	4.33	274,951	3,550	5.12	210,072	3,303	6.24
Commercial business	4.73	307,914	4,168	5.37	248,826	3,850	6.14
Other loans	5.29	428,946	7,625	7.05	303,776	5,695	7.44
Industrial revenue bonds	5.47	47,633	661	5.50	45,333	650	5.68

Total loans receivable	4.78	2,931,380	44,948	6.08	2,372,019	40,087	6.70

Investment securities	2.97	486,040	2,592	2.12	667,950	2,820	1.68
Other interest-earning assets	0.24	148,228	67	0.18	246,708	112	0.18

Total interest-earning assets	4.39	3,565,648	47,607	5.30	3,286,677	43,019	5.19
Non-interest-earning assets:
Cash and cash equivalents		101,239			90,021
Other non-earning assets		266,846			295,593
Total assets		$3,933,733			$3,672,291

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.19	$1,467,364	789	0.21	$1,336,049	710	0.21
Time deposits	0.77	1,090,111	2,095	0.76	1,034,460	2,112	0.81
Total deposits	0.44	2,557,475	2,884	0.45	2,370,509	2,822	0.47
Short-term borrowings and repurchase agreements	0.03	161,178	13	0.03	220,645	587	1.06
Subordinated debentures issued to capital trust	1.81	30,929	143	1.83	30,929	141	1.81
FHLB advances	1.57	214,282	461	0.85	129,488	1,005	3.08

Total interest-bearing liabilities	0.51	2,963,864	3,501	0.47	2,751,571	4,555	0.66
Non-interest-bearing liabilities:
Demand deposits		544,760			523,578
Other liabilities		18,397			19,689
Total liabilities		3,527,021			3,294,838
Stockholders’ equity		406,712			377,453
Total liabilities and stockholders’ equity		$3,933,733			$3,672,291

Net interest income:
Interest rate spread	3.88%		$44,106	4.83%		$38,464	4.53%
Net interest margin*				4.91%			4.64%
Average interest-earning assets to average interest-bearing liabilities		120.3%			119.4%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2014, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended September 30, 2014.

	September 30, 2014(1)	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.63%	$483,101	$30,709	8.50%	$481,032	$25,835	7.18%
Other residential	4.57	367,907	16,013	5.82	302,603	17,948	7.93
Commercial real estate	4.46	902,867	35,851	5.31	803,493	37,432	6.23
Construction	4.33	239,563	8,782	4.90	208,669	11,523	7.38
Commercial business	4.73	287,639	11,634	5.41	248,865	11,118	5.97
Other loans	5.29	375,048	20,736	7.39	291,406	16,184	7.43
Industrial revenue bonds	5.47	46,771	1,944	5.56	51,766	2,186	5.65

Total loans receivable	4.78	2,702,896	125,669	6.22	2,387,834	122,226	6.84

Investment securities	2.97	528,794	8,367	2.12	763,143	11,291	1.98
Other interest-earning assets	0.24	201,414	250	0.17	313,402	339	0.14

Total interest-earning assets	4.39	3,433,104	134,286	5.23	3,464,379	133,856	5.16
Non-interest-earning assets:
Cash and cash equivalents		93,901			87,585
Other non-earning assets		266,184			308,303
Total assets		$3,793,189			$3,860,267

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.19	$1,438,496	2,364	0.22	$1,523,320	2,866	0.25
Time deposits	0.77	1,019,743	5,933	0.78	1,095,145	6,745	0.82
Total deposits	0.44	2,458,239	8,297	0.45	2,618,465	9,611	0.49
Short-term borrowings and repurchase agreements	0.03	189,845	1,082	0.76	245,351	1,758	0.96
Subordinated debentures issued to capital trust	1.81	30,929	418	1.81	30,929	421	1.82
FHLB advances	1.57	158,919	2,446	2.06	127,650	2,968	3.11

Total interest-bearing liabilities	0.51	2,837,932	12,243	0.58	3,022,395	14,758	0.65
Non-interest-bearing liabilities:
Demand deposits		537,436			439,076
Other liabilities		20,093			20,856
Total liabilities		3,395,461			3,482,327
Stockholders’ equity		397,728			377,940
Total liabilities and stockholders’ equity		$3,793,189			$3,860,267

Net interest income:
Interest rate spread	3.88%		$122,043	4.65%		$119,098	4.51%
Net interest margin*				4.75%			4.60%
Average interest-earning assets to average interest-bearing liabilities		121.0%			114.6%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2014, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the nine months ended September 30, 2014.